Exhibit 99.1

Ares Commercial Real Estate Corporation Appoints Former CEO of CBRE to its Board of Directors

Brett White Brings Significant Experience and Leadership to ACRE Board

CHICAGO, IL —April 26, 2013—Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has appointed Brett White to its Board of Directors.  Mr. White was Chief Executive Officer of CBRE Group, Inc. (NYSE:CBG), a member of the S&P 500 Index and the world’s largest commercial real estate services and investment firm, based on 2012 revenue.  Mr. White joined CBRE Group, Inc. in 1984, held various leadership positions beginning in 1997, and served as its CEO from 2005 until his retirement in 2012, after which time he joined Blum Capital Partners, L.P., as a Managing Partner.

“We are very pleased to bring to our Board such an accomplished commercial real estate executive with three decades of experience and a long track record of building a world class organization,” commented John Bartling, Chief Executive Officer of Ares Commercial Real Estate Corporation.  “We believe Brett’s guidance and insight will be invaluable to the growth of our business.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate Corporation provides flexible financing solutions for middle market borrowers. Ares Commercial Real Estate Corporation intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $59 billion in committed capital under management as of December 31, 2012.  For more information, please visit our website at arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Commercial Real Estate Corporation

Carl Drake

(404) 814-5204

cdrake@aresmgmt.com